Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 7, 2014, except for Note M, as to which the date is March 6, 2015, with respect to the financial statements for the year ended December 31, 2013 of Celleration, Inc., which are included in this Registration Statement on Form S-4 filed by Alliqua Biomedical Inc. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

March 6, 2015